EXHIBIT 1

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of B.O.S. Better Online Solutions Ltd. dated as of May __, 2007 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned, shall be filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

May 17, 2007

DS Apex Holdings Ltd. —————————————— By: Ido Neuberger Title: c.e.o

Apex Investments Ltd. —————————————— By: Ido Neuberger Title: c.e.o

Yuvalim Pension Fund Ltd. —————————————— By: Shay Asformas Title: c.e.o

Yuvalim Provident and Hishtalmut Fund Management Ltd. —————————————— By: Shay Asformas Title: c.e.o